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                                                                     Exhibit 5.1






                                        October 15, 1998


Data Systems & Software Inc.
200 Route 17
Mahwah, NJ  07430

          Re:  Data Systems & Software Inc.
               ----------------------------

Dear Sirs:

          We have acted as counsel for Data Systems & Software Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company under the Securities Act of 1933 for the purpose of registering 1,350,000 shares of its Common Stock, par value $.01 per share (the "1994 Plan Shares"), that have been issued or may be issued pursuant to the Company's 1994 Stock Option Plan referred to in the Registration Statement (the "Plan") and 50,000 of its Common Stock (the "Kane Shares") issuable pursuant to a written agreement (the "Kane Agreement") with Sanford L. Kane, a former executive officer of the Company, and the Company relating to amounts payable to Mr. Kane in connection with his employment with the Company.

          On the basis of such investigation as we have deemed necessary, we are of the opinion that:

          1. The 1994 Plan Shares that have been issued pursuant to restricted stock awards have been duly authorized and are validly issued, fully paid and nonassessable. Such restricted shares may be subject to forfeit in accordance with the terms of the related restricted stock agreements.

          2. The 1994 Plan Shares issuable hereafter pursuant to the Plan have been duly and validly authorized for issuance, and that such shares, when issued pursuant to awards granted or hereafter granted under the Plan in accordance with the provisions of the Plan and any related agreements (including, in the case of stock options awarded or to be awarded under the Plan, payment of the option exercise price provided for therein), will be validly issued, fully paid and nonassessable.


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Data Systems & Software Inc.
October 15, 1998
Page 2



          3. The Kane Shares, when issued in accordance with the terms of the Kane Agreement, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

          Sheldon Krause, a member of our firm, is a director and Secretary of the Company.

                              Very truly yours,

                              EHRENREICH EILENBERG KRAUSE
                                   & ZIVIAN LLP



                              By /s/ Sheldon Krause
                                 ----------------------------
                                   Sheldon Krause, Partner